MULTICURRENCY FACILITY AGREEMENT





                              between



                       TDL INFOMEDIA LIMITED
                      TDL INFOMEDIA GROUP Plc
                           TDL GROUP Ltd
                    THOMSON DIRECTORIES LIMITED

                     (each one as 'Borrower')


                                and


                     SEAT PAGINE GIALLE S.p.A.

                           (as 'Lender')










                     Dated as of July 24 2003

Article 1     Definitions							4

Article 2     General Principles					5

Article 3Conditions Precedent						5

Article 4     Representations and Warranties		5

Article 5     Availability							6

Article 6     Request and Disbursement of Drawdowns	6

Article 7     Calculation of Applicable Rate		7

Article 8     Repayment and Prepayment				7

Article 9     Payments								8

Article 10    Taxation								8

Article 11    Undertakings of the Borrower			8

Article 12    Events of Default						8

Article 13    Stamp Duties							10

Article 14    Assignment of the Agreement			10

Article 15    Notices								11

Article 16    Entire Agreement and Amendments		12

Article 17    Severability							12

Article 18    Language								12

Article 19    Waiver								12

Article 20    Applicable Law and Jurisdiction		13

Schedule 1    Conditions Precedent					14

Schedule 2    Form of Request of Drawdown			15

Schedule 3    Form of Notice of Voluntary Prepayment16



MULTICURRENCY FACILITY AGREEMENT


THIS   MULTICURRENCY   FACILITY   AGREEMENT   (hereinafter,    the
'Agreement') is made and entered into this 24th of July 2003 by:

TDL INFOMEDIA LIMITED
A company duly organized and existing under the laws of United Kingdom, with its registered office at Thomson House, 296 Farnborough Road, Farnborough, Hampshire, GU14 7NU, ENGLAND , represented by its duly empowered representative Mr K. Watson

TDL INFOMEDIA GROUP Plc
A company duly organized and existing under the laws of United Kingdom, with its registered office at Thomson House, 296 Farnborough Road, Farnborough, Hampshire, GU14 7NU, ENGLAND, represented by its duly empowered representative Mr. K. Watson.

TDL GROUP LIMITED
A company duly organized and existing under the laws of United Kingdom, with its registered office at Thomson House, 296 Farnborough Road, Farnborough, Hampshire, GU14 7NU, ENGLAND, represented by its duly empowered representative Mr. K. Watson.

THOMSON DIRECTORIES LIMITED
A company duly organized and existing under the laws of United Kingdom, with its registered office at Thomson House, 296 Farnborough Road, Farnborough, Hampshire, GU14 7NU, ENGLAND , represented by its duly empowered representative Mr. K. Watson.

Each of them being also hereinafter referred to individually as 'Borrower' and collectively as the 'Borrowers'

and

SEAT PAGINE GIALLE S.p.A.

A company duly organized and existing under the laws of Italy (hereinafter, referred to as the 'Lender'), with its registered office at Via Grosio 10/8 Milano-Italy represented by duly empowered representative Mr.Riccardo Perissich, Chairman, and Mr Paolo Dal Pino Managing Director.

Each Borrower and the Lender being also hereinafter referred to individually as 'Party' and collectively as the 'Parties'.


                              WHEREAS


- The Lender, following a request of the Borrowers, wishes to make available to the Borrowers a revolving credit facility for an amount of up to GBP 55.000.000 (fifty five million) ('Maximum Amount') under the terms and conditions set forth in this agreement (the 'Facility').

- The Borrowers wish to utilise such amount in order to finance their activities.

In consideration of the above premises, which constitute an integral and substantial part of this Agreement, the Parties agree as follows:

                            Article  1
                            Definitions

In this Agreement, unless otherwise indicated:
1.1.Amount  means,  in  relation  to  each  Drawdown,  the  amount determined pursuant to section 6.1 (i) of this Agreement.
1.2.Applicable Margin means 1,125% p.a.. In case of substantial changes in the market conditions, the Applicable Margin will be modified. Due to the planned de-merger of the Directories Business
Activities of the Lender and the subsequent disposal of these activities from Telecom Italia Group, the financial funding
conditions of the company to which such activities will be
transferred ('New Seat') will change. The Borrowers accept that
New Seat will renegotiate the Applicable Margin with them.  It is agreed that the new Applicable Margin will be determined by the market and is anticipated to be approximately 3.7%.
1.3.Applicable Rate means the aggregate of the LIBOR (EUR or GBP, according to the currency of each Drawdown) and the Applicable
Margin for each Interest Period relating thereto.
1.4.Availability Period means the period from July 30th 2003 and the date falling one (1) month before the Final Maturity Date.
1.5.Available Amount means, in any moment, the amount in GBP resulting from the difference between (i) the Maximum Amount and
(ii) the Utilised Amount.
1.6.Banking Day means a Target Day and a day on which banks are open for the business of the nature required by this Agreement in
Torino (Italy) and London.
1.7.Borrower Banking Account means the banking account
communicated, in the request of Drawdown, to the Lender by each
Borrower.
1.8.Breakage Costs means the amount (if any) which the Lender is entitled to receive under this Agreement as compensation if any part of the Facility is prepaid.
1.9.Drawdown means any portion of the Facility that may be drawn down on any date within the Availability Period, which may be made in Euro or in GBP at the Requesting Borrower's discretion.
1.10.    Drawdown Date means, in relation to each Drawdown, the
Banking Day falling within the Availability Period on which the
Drawdown is made and indicated by the relevant Borrower in the related Request of Drawdown.
1.11.    Effective Date has the meaning set forth in section 2.3
of this Agreement.
1.12.    Event of Default means any event set out in Article 12.
1.13.     GBP means the lawful currency of the United Kingdom.
1.14.     EURO means the lawful currency of the European Union.
1.15.     Facility means the revolving credit facility made
available to the Borrowers by the Lender under this Agreement.
1.16.     Final Maturity Date means July 23rd 2004.
1.17.     Interest Period means each period of one, three, six or
twelve (1, 3, 6, 12) months, or any other period which the
Borrowers and the Lender should mutually agree, at the Borrower's option provided however that:
     (a)  the Interest Period for each Drawdown shall commence on the
           Drawdown Date of that Drawdown;
    (b)  if  the  relevant  Borrower fails to give notice  of  its selection in relation to an Interest Period, the duration of that Interest Period shall be three (3) months;
    (c)  no Drawdown shall have an Interest Period ending after the
           Final Maturity Date.
1.18.      Lender   Banking  Account  means  the  banking  account
     references communicated, in due time, to the Borrowers by the
     Lender.
1.19.    LIBOR means in relation to the Facility or any Drawdown
thereof, the rate per annum determined to be equal to either:
    (i)  the  interest rate which appears on the  Libor01 page  of the  Reuters'  Screen for deposits in GBP  or  EUR  (whichever
    applicable),  (or its successor system) rounded  up  to   five
    decimal,  and for each Interest Period at or about 11.00  a.m.
    London time two Banking Days before the Drawdown Date of  each
    Interest Period for delivery on the first day of such Interest
    Period and for the duration thereof; or
    (ii)  if  no  such  display rate is then available,  shall  be considered  the first available observation on  the  following
    Banking Day.
1.20.     Maturity  Date  means,  in relation  to  each  Drawdown,
     according to the Interest Period opted by each Borrower, the day corresponding to the expiration of the first, third, sixth or twelfth month following the Drawdown Date of the same Drawdown.
1.21.     Maximum Amount means the amount of GBP 55.000.000 (fifty
     five million).
1.22.    Request of Drawdown means the relevant request made by
each Borrower pursuant to section 6.1 of this Agreement.
1.23.    Utilised Amount means, at any time, the sum of the
Amounts of the outstanding Drawdowns, it being understood that any
Drawdown made in Euro currency will be converted in GBP at the exchange rate of the relevant Drawdown Date, so that the Utilised
Amount shall always be expressed in GBP.
1.24.    Target Day means a day on which the Trans-European
Automated Real Time Gross Settlement Express Transfer (Target)
System is open.
1.25.    Voluntary Prepayment has the meaning set forth in section
8.3 of this Agreement.
1.26	the  "control" of a company or corporation shall be  construed as:
     (a) the power (whether by way of ownership of shares, proxy, contract or other binding arrangement) to:
          (i) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general
			   meeting of the company or corporation; or
          (ii)appoint or remove all, or the majority, of the directors of that company or corporation; or
          (iii) give directions with respect to the operating and financial policies of that company or corporation which the directors of that company or corporation are obliged to comply with; or
     (b) the holding (directly or indirectly) of a participating interest in that company or corporation and:
          (i) the actual exercise of a dominant influence over that company or corporation; or
          (ii) the person holding (directly or indirectly) the participating interest and that company or corporation are managed on a unified basis; or
     (c) the holding of more than one-half of the issued share capital of that company or corporation (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).


                            Article  2
                        General Principles

2.1 The recitals and the schedules to this Agreement are all an integral part of this Agreement. Any reference to 'this Agreement' shall include, without limitation, all such recitals and schedules.

2.2 The Lender hereby agrees to make available to the Borrowers the Facility.
2.3 This Agreement shall become effective on the date of the execution of this Agreement by the Parties (hereinafter, referred to as the 'Effective Date') and shall remain in force until the Final Maturity Date or, in any event, until the Borrowers have fully complied with their payment obligations provided for in this agreement.



                             Article 3
                       Conditions Precedent

Save as the Lender may otherwise agree with the Borrowers, the Lender shall not be under any obligation to allow any Drawdown under this Agreement unless the Lender has confirmed to the Borrowers within two Banking Days of receipt thereof it has received from each Borrower, in form and substance satisfactory to it, all of the documents and other things referred to in Schedule 1.

                            Article   4
                  Representations and Warranties

Each Borrower represents and warrants that:

(a) Status: it is the company, duly incorporated, in good standing and validly existing under the laws of the United Kingdom.

(b) Powers and authority: it has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of this Agreement and the transactions contemplated by it.

(c) Obligation Binding: this Agreement constitutes a legal, valid and binding obligation of the Borrower and it is fully enforceable according to its terms.

(d)   No   Conflict:  the  execution  and  delivery  of,  and  the
   performance of the provisions of this Agreement by the Borrower do not, and will not, conflict with: (i) any applicable law or regulation in force in the United Kingdom on the Effective Date;
   or (ii) the Borrower's   articles of association and/or by-laws;
   or (iii) any contract or other document which is binding upon the Borrower.

(e) Accuracy of Information: the financial and other business information submitted or to be submitted to the Lender by the Borrower in connection with this Agreement is complete and accurate in all material respects.

(f) Authorisation: it has obtained all the necessary consents and authorizations required in order to give full effect to this Agreement and to enable the Borrower to perform all its obligations hereunder.

                            Article   5
                           Availability

5.1 Based upon the warranties and representations contained herein
  and   subject  to  the  terms  of  this  Agreement,  during  the
  Availability Period, the Lender shall make the Facility available to the Borrowers in Drawdowns, each of which shall be equal to or greater than GBP 500,000 (five hundred thousand) (if the drawing is in GBP) and greater or equal to EUR 500,000 (five hundred thousand) (if the drawing is in Euro) and up to the Available Amount. It is understood that the Lender shall be under no obligation to approve any Drawdown under the Facility after the end of the Availability Period. Furthermore, no amounts will remain outstanding after the Final Maturity Date.

5.2It is understood that at any time the total amount of the Drawdowns, outstanding, and not repaid at that time, shall not exceed the Maximum Amount.

                            Article   6
               Request and Disbursement of Drawdowns

6.1Subject to the terms of this Agreement, the Facility or any part thereof shall be made available to each Borrower by the Lender provided that the requesting Borrower shall give to the Lender not less than 5 (five) Banking Days written notice (the 'Requesting Borrower'), which notice shall be substantially in the form of Schedule 2 attached hereto (the 'Request of Drawdown') and which shall:
   (i) specify the Drawdown Date, the currency of the Drawdown (GBP or Euro), the Interest Period, and the Amount to be drawn on such date;
   (ii)be effective upon receipt by the Lender and, once given, be irrevocable.

6.2Should the Amount indicated by the Requesting Borrower in the Request of Drawdown exceed the Available Amount, the Lender shall:
   (i) communicate that fact to the Requesting Borrower; and
   (ii)decrease such Amount to the Available Amount.

6.3    On  the  Drawdown Date of each Drawdown, the  Lender  shall
  credit to the Requesting Borrower    Banking Account the Amount of
  the Drawdown.

6.4 Upon written request of the Borrowers, any Drawdown or any part thereof may be rolled over by the Lender, provided that the requesting Borrower shall give notice to the Lender of its intention to roll over any Drawdown or any part thereof not less than 5 (five) Banking Days before the Maturity Date of the relevant Drawdown, and which shall:

(i) specify the Interest Period and the Amount to be rolled over;
(ii)be effective upon receipt by the Lender and, once given, be irrevocable.


                            Article   7
                  Calculation of Applicable Rate

7.1 Save as otherwise provided for in this Agreement, the Requesting Borrower shall pay interest on any Drawdown at the Applicable Rate for each Interest Period relating thereto. Interest shall be payable in arrears on the last day of each Interest Period concerned, in the same currency chosen by the Requesting Borrower for the relevant Drawdown.

7.2 With respect to each Drawdown made in GBP, all interest shall accrue from day to day and be calculated on the basis of a 365-day year, taking into account the actual number of days elapsing from the Drawdown Date to the Maturity Date. With respect to each Drawdown made in Euro, all interest shall accrue from day to day and be calculated on the basis of a 360-day year, taking into account the actual number of days elapsing from the Drawdown Date to the Maturity Date.

7.3       With   respect  to  each  Drawdown,  the  Lender   shall
   communicate to the Requesting Borrower the Applicable Rate within 24 hours of fixing the Applicable Rate.

                            Article   8
                     Repayment and Prepayment

8.1.Save   as   otherwise  provided  herein,  all  the  Requesting
     Borrowers shall repay the Amount, on the Final Maturity Date, in the same currency of the Request of Drawdown.

8.2.Subject to as hereinafter provided, each Requesting Borrower shall repay each respective Drawdown in full on the last day of its Interest Period and any amount repaid may be redrawn by the Borrowers, provided that the Availability Period has not expired.

8.3.Voluntary  Prepayment:  each  Requesting  Borrower  shall   be
     entitled to prepay the whole or part of its respective part of the Utilised Amount in the same currency chosen by the Requesting Borrower for the relevant Drawdown on the following terms:
        a) each Requesting Borrower shall give the Lender not less than  five (5) Banking Days written notice (in the  form  set out  in  schedule 3) of its intention to make such prepayment
     (the Prepayment Notice'), specifying the amount to be prepaid and the date of intended prepayment;
        b)  the amount of any partial prepayment shall not be less than GBP 300.000 (three hundred thousand) if the related Drawing has been made in GBP, and not less than EUR 450.000 (four hundred and fifty thousand) if the related Drawing has been in EUR, or any integral multiple thereof;
        c)  the Prepayment Notice as aforesaid having been  given,
     each   Requesting  Borrower  shall  be  bound  to  make   the
     prepayment therein specified.

   In the event of any Voluntary Prepayment each Requesting Borrower shall refund the Lender the reasonable Breakage Costs, if any, of redeployment of funds.


8.4The Lender may decide, following the request of the Borrowers to be received fifteen Banking Days before the Final Maturity Date, to renew the Facility on giving written notice to the Borrowers at least 5 Banking days before the Final Maturity Date.


                            Article   9
                             Payments

9.1 All payments to be made by each Borrower shall be made by payment of the relevant amounts to the Lender Banking Account, without set-off or counterclaim in immediately available cleared funds in the same currency (GBP or EUR) chosen by the Requesting Borrower for the relevant Drawdown not later than
   11.00 p.m. Italian time on the date on which the relevant payment is due under the terms of this Agreement.

9.2 If any payment should fall on a day which is not a Banking Day, that payment shall be extended to fall on the next Banking Day unless the result of such extension would be to carry such payment over into another calendar month in which event such payment shall fall on the preceding Banking Day.

9.3 The Lender may, by giving ten days prior notice to the Borrowers, change at any time the 'Lender Banking Account' at its sole discretion, according to clause 1.18.

                           Article   10
                             Taxation

10.1All payments of principal or interest under this Agreement shall be made free and clear of and without deduction for or on account of taxes.

10.2If a Borrower is required to make any deduction or withholding from any payment here above, it shall pay the full amount to be deducted or withheld to the local tax authorities within the time allowed under the applicable law, and shall deliver to the Lender an original receipt issued by such authority of all amounts so required to be deducted or withheld.


                           Article   11
                   Undertakings of the Borrower

All the obligations and liabilities of each Borrower under this Agreement (a) are and will continue to be direct, unconditional, irrevocable and general obligations of such Borrower and (b) rank and will continue to rank in right of payment and point of security at least pari passu with all other unsecured and insubordinate indebtedness of such Borrower.


                           Article   12
                         Events Of Default


If:

  (i) any of the Borrowers does not pay any sum due from it under this Agreement at the time and in the manner specified in this Agreement; or

  (ii)any of the Borrowers fails to perform any of its other obligations hereunder and such failure, if capable of remedy, is not remedied within 15 days after the Lender has given notice thereof to the Defaulting Borrower; or

  (iii) any order is made or any effective resolution is passed or a petition is presented for the winding-up, dissolution, liquidation or re-construction of any of the Borrowers or for the appointment of a receiver, administrator or trustee or similar officer of it or of all or substantially all of its revenues and assets; or

  (iv)any of the Borrowers is unable to pay its debts as they fall due, commences negotiations with its creditors generally with a view to general readjustments or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors;

Then at any time after the occurrence of any event set out in this
Article 12 when such event is continuing unwaived, the Lender may by notice in writing to the Borrower declare that this Agreement shall be terminated with respect to the Borrowers and demand immediate repayment of the Drawdawn (s) together with accrued interest to the date of actual repayment and any other sum due by the Borrowers under this Agreement.

The Borrowers shall indemnify the Lender against all losses, costs and expenses (including legal fees) reasonably incurred as a result of the occurrence of an Event of Default.


                           Article   13
                           Stamp Duties

The Borrowers shall pay all stamp, registration and other taxes to which this Agreement is or at any time may be subject and shall from time to time on demand of the Lender, indemnify the Lender against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

                           Article   14
                    Assignment of the Agreement

The Borrowers may not assign any of their rights and/or obligations hereunder without the prior written consent of the Lender. The Lender may assign any of its right and/or obligations hereunder to any third person.

                           Article   15
                              Notices

All notices or other communications under or in connection with this Agreement shall be given by letter and anticipated by facsimile, unless otherwise agreed by the Parties. Any such notice will be deemed to be given as follows:

(a) if by letter, when delivered personally or on actual receipt;
and

(b) if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-Banking Day or after business hours in the place of receipt will only be deemed to be given on the next Banking Day in that place.

The address, telephone number and facsimile number of each Party for all notices under or in connection with this Agreement are the following:

- if to be addressed to the Borrowers:

TDL INFOMEDIA LIMITED
Address:   Thomson  House,  296  Farnborough  Road,   Farnborough,
Hampshire, GU14 7NU, ENGLAND

For  the  attention of:   Mr K Watson            and  :     Mr.  G
Field

Tel:.+44 1252 390504                       +44 1252 390530
Fax: + 44 1252 377005                      +44 1252 377005

TDL INFOMEDIA GROUP Plc
Address:   Thomson  House,  296  Farnborough  Road,   Farnborough,
Hampshire, GU14 7NU, ENGLAND
For  the  attention of:   Mr. K Watson              and  :     Mr.
G Field

Tel:.+44 1252 390504                       +44 1252 390530
Fax: + 44 1252 377005                      +44 1252 377005

TDL GROUP LIMITED
Address:   Thomson  House,  296  Farnborough  Road,   Farnborough,
Hampshire, GU14 7NU, ENGLAND
For  the  attention of:   Mr. K Watson              and  :     Mr.
G Field

Tel:.+44 1252 390504                       +44 1252 390530
Fax: + 44 1252 377005                      +44 1252 377005

THOMSON DIRECTORIES LIMITED
Address:   Thomson  House,  296  Farnborough  Road,   Farnborough,
Hampshire, GU14 7NU, ENGLAND
For  the  attention of:   Mr. K Watson           and  :     Mr.  G
Field


Tel:.+44 1252 390504                       +44 1252 390530
Fax: + 44 1252 377005                      +44 1252 377005


if to be addressed to the Lender
SEAT PAGINE GIALLE S.p.A.
Via Saffi 18 10138 Torino-Italy
To the attention of: Mr. Enrico Grigliatti
Tel: +39 011 4351472         Fax +39 011 4352728

Each Party may, by not less than 5 Banking Days' written notice to the other Parties, change the address to which requests or communications shall be directed.

                           Article   16
                  Entire Agreement and Amendments

This Agreement may not be released, discharged, abandoned, changed, renewed, extended, or modified in any manner except by an instrument in writing signed by duly authorised officers or representatives of each of the Parties of this Agreement.

                           Article   17
                           Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision as similar as possible to the provision at issue.

                           Article   18
                             Language

This Agreement shall be in the English language and all documentation and/or communications related hereto will also be in the English language, except if otherwise specifically mutually agreed in writing among the Parties. In this last case, the interested Party shall bear all the costs of translations to English and all risks of the accuracy of such translation.

                           Article   19
                              Waiver

Failure of one of the Parties to exercise any right or remedy hereunder shall not constitute nor be interpreted as a waiver by such Party to exercise such right or remedy.

                           Article   20
                  Applicable Law and Jurisdiction

20.1 This Agreement shall be governed and construed in accordance with the laws of Italy .

20.2 Any dispute or disagreement arising among the Parties as a result of the interpretation, performance or consequences of this Agreement which can not be resolved amicably within 15 days from the date on which such dispute or disagreement arises, shall be submitted to the exclusive jurisdiction of the Court of Milan.

In witness whereof, the Parties hereto have signed this Agreement in five (5) original copies, all in the English language.





For the Lender: SEAT PAGINE GIALLE   For TDL INFOMEDIA LIMITED:
S.p.A.                               Name:       Kevin Watson
Name: Paolo Dal Pino                 Title:      Director
Title: Managing Director
                                     Signature:
Signature:
                                     For : TDL INFOMEDIA GROUP Plc
                                     Name:      Kevin Watson
                                     Title:     Director

                                     Signature:
                                     For TDL GROUP LIMITED:
                                     Name:      Kevin Watson
                                     Title:      Director

                                     Signature:
                                     For THOMSON DIRECTORIES LIMITED:
                                     Name:       Kevin Watson
                                     Title:      Finance Director

                                     Signature:








                            SCHEDULE 1


                       CONDITIONS PRECEDENT



(a) A certified copy of the resolution of the Board of Directors of the Borrower approving the terms and conditions of this Facility Agreement.

(b)   A   list  of  named  persons  authorised  to  give   written
  instructions to draw under this Agreement.

(c) A duly executed copy of this Multicurrency Facility Agreement.




                            SCHEDULE  2

                 Form for the Request of Drawdown


Date [           ]

                                    to: Seat Pg Spa
                                    Via Aurelio Saffi 18
                                    10138 Torino
                                    Italy

                                    to the kind attention of Mr.
                               Enrico Grigliatti



Re: Multicurrency Facility Agreement dated July 24, 2003 for GBP 55,000,000 (fifty five million), in favour of TDL INFOMEDIA LIMITED, TDL INFOMEDIA GROUP Plc, TDL GROUP LIMITED, THOMSON DIRECTORIES LIMITED, (the Borrowers) .


        We refer to the Multicurrency Facility Agreement referred to above. Capitalised terms used herein and not otherwise defined herein have the meanings set out in the Multicurrency Facility Agreement.

        In accordance with Article 6 of the Facility Agreement, by this letter we confirm the Request of Drawdown as per the following instructions:

        Amount :          ...
        Currency:         GBP/ EURO ...
        Beneficiary :     Requesting Borrower
        Drawdown Date :    Interest period :      From ... to ...
        Bank :
        Account No:
        SWIFT Code :

   We confirm that, at the date hereof, the representations set out in Article 4 (Representations and Warranties) of the Multicurrency Facility Agreement are true and no Event of Default has occurred.



         Yours sincerely,


         Name


                            SCHEDULE 3

              Form of Notice of Voluntary Prepayment

Date [           ]
                                    to: Seat Pg Spa
                                    Via Aurelio Saffi 18
                                    10138 Torino
                                    Italy

                                    to the kind attention of Mr.
                               Enrico Grigliatti






Re: Multicurrency Facility Agreement dated July 24, 2003, for GBP 55,000,000 (fifty five million), in favour of TDL INFOMEDIA LIMITED, TDL INFOMEDIA GROUP Plc, TDL GROUP LIMITED, THOMSON DIRECTORIES LIMITED (Borrowers).

        We refer to the Multicurrency Facility Agreement referred to above. Capitalised terms used herein and not otherwise defined herein have the meanings set out in the Multicurrency Facility Agreement.

        In relation to Article 8 of the Multicurrency Facility Agreement, by this letter we confirm the Request to make a partial / full prepayment of the following outstanding amount :

            Amount : GBP /EUR .....
            Borrower : .....

You are kindly requested to provide us your standard settlement instructions.

We  acknowledge that the prepaid amount is not less than GBP.../EUR
.... (.....) or any integral multiple thereof


         Yours sincerely,


         [duly authorised signatories of the Borrower]